For Immediate Release
April 21, 2005
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Public Relations Contact: Joanne Brigandi x4240

                          SJI Stock to Split on June 10

[Folsom, NJ] - South Jersey Industries (NYSE: SJI) shareholders voted today at the company's annual meeting to increase the number of common shares authorized for issuance from 20 million to 60 million, which will permit a two-for-one split of the company's common stock. At the meeting, then Board Chairman Charles Biscieglia announced that the effective date of the stock split will be June 10, 2005. Each shareholder of record will receive one additional share of common stock for every share of SJI stock they hold as of the close of business on that day. Currently existing certificates will remain valid and should be retained by shareholders. The split will not change the proportionate interest a shareholder has in the company. The new shares will be distributed by June 30, 2005.

In March the SJI board of directors declared a two-for-one split contingent upon this shareholder approval. In making this decision, the board cited the ability to attract a broader spectrum of investors as well as improved market liquidity as compelling considerations.

 "The board is extremely pleased with the company's performance over the past six years and is confident in its ability to grow and meet the financial objectives in the years ahead," announced Chief Executive Officer and newly-elected Board Chairman Edward J. Graham. "As we look to the future, our outlook continues to be one of extraordinary opportunity in a strong regional economy. It's important that we keep SJI stock affordable for current and future investors and the stock split will clearly help us to do just that," added Graham.

South Jersey Industries is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, Marina Energy, and South Jersey Energy Service Plus. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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